Exhibit 99.1

E*TRADE Financial Corporation Announces Leadership Transition

Matthew J. Audette to leave Company for another opportunity

Michael A. Pizzi appointed Chief Financial Officer

Paul W. Brandow appointed Acting Chief Risk Officer

NEW YORK--(BUSINESS WIRE)--June 1, 2015--E*TRADE Financial Corporation (NASDAQ:ETFC) today announced that Chief Financial Officer Matthew J. Audette advised the Company of his decision to leave to accept a role with another company. After 16 years of service, Mr. Audette will leave the Company at the end of July. Current Chief Risk Officer and E*TRADE veteran Michael A. Pizzi will assume the Chief Financial Officer role, effective June 16. Paul W. Brandow, former Chief Risk Officer and current Senior Advisor to the Company, will assume the role of Acting Chief Risk Officer to assure a smooth transition as the Company conducts a search for a permanent replacement.

“Matt has been a faithful steward of E*TRADE for over a decade and a half, having played a central role in shoring up our capital and moving the organization into the strong financial position it enjoys today,” said Paul Idzik, Chief Executive Officer. “I am profoundly grateful for his leadership and insight throughout the Company’s evolution. I am sorry to see him go and wish him all the best in his new role.”

“We are fortunate that in Mike we have an executive with the immense experience and institutional knowledge to seamlessly assume the CFO role,” continued Mr. Idzik. “As our CRO, Mike built and ran a world-class enterprise risk management function — rolling out risk oversight and processes across all aspects of our Company. And, during his time as our Treasurer, he demonstrated an unparalleled mastery of our financials and balance sheet. I look forward to working with him in this new role, as his experience positions him perfectly to assume the charge. I am certain he will bring the same level of excellence to our finance team that he brought to our risk and treasury organizations.”

Mr. Pizzi has served as Executive Vice President and CRO since January 2014, having been with E*TRADE since 2003. As CRO, Mr. Pizzi took the risk function to new levels, establishing an enterprise risk management framework that rivals those of much larger institutions and permeates every facet of the organization from leadership down to the individual. He also has an extensive background in treasury and balance sheet management, having served as Treasurer of E*TRADE Bank from 2008 to 2013, where he was responsible for all portfolio, capital, and liquidity management. He took on additional responsibilities as Corporate Treasurer in 2011. Prior to these roles, he held various positions in E*TRADE’s portfolio management and derivatives functions. Before joining E*TRADE, Mr. Pizzi worked in asset / liability management at both Lehman Brothers and First Maryland Bank, as well as in capital markets research for the Federal Reserve Board.

“I am confident E*TRADE is in extremely capable hands with Mike,” said Mr. Audette. “And while I am excited for the future, leaving this organization, where I have spent nearly my entire career, was a very difficult decision. But given the magnitude of what we have just accomplished — achieving our long-term goal related to corporate debt, coupled with the Company’s robust position and clearly defined financial strategy — I feel strongly that now is the right time to move forward in my career. I have had the distinct pleasure of working with a great team and enjoying the positive results of so many years’ hard work. It has been particularly gratifying to work with Paul, Mike, and all the fantastic people at E*TRADE during my 16 years with the Company. As I move on to the next phase of my career, I thank you all, and wish you the best.”

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries and affiliates. More information is available at www.etrade.com. ETFC-G

Important Notices

E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.
© 2015 E*TRADE Financial Corporation. All rights reserved.

CONTACT:
E*TRADE Media Relations
Thayer Fox, 646-521-4418
thayer.fox@etrade.com
or
E*TRADE Investor Relations
Brett Goodman, 646-521-4406
brett.goodman@etrade.com